Exhibit 2.01

SLB Reports on Payments to Governments for the year ended 31 December 2023

PARIS, June 28, 2024 – SLB (NYSE: SLB) is providing the following disclosure pursuant to L. 225-102-3 of the French Commercial Code (“FCC”), which requires disclosures of certain payments made by Schlumberger Limited and its consolidated subsidiaries (together, the “Company”) to governments for the year ended December 31, 2023 relating to “extractive industries” as defined by, and required under, the FCC. The following schedules disclose the payments made by the Company in 2023 to governments in Morocco, the United Kingdom and the United States in connection with the Company’s extractive activities under the FCC, including its operation of barite mines.

Payments are disclosed in US Dollars. Where a payment or a series of related payments is less than the equivalent of EUR100,000 (USD $108,245.15), such payments have been excluded (in line with the FCC). Payments made in currencies other than US Dollars are converted based on the foreign exchange rate at the relevant annual average rate.1

Taxes exclude taxes levied on consumption such as value added taxes, personal income taxes or sales taxes.

Year ended December 31, 2023 (USD in thousands)

Morocco

Project Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements	Bonuses	Infrastructure Improvements	Dividends	Total[3]
COMABAR (Barite)	2,410.8	0	0	64.7	0	0	2,294.7	4,770.2

2023 Total	2,410.8	0	0	64.7	0	0	2,294.7	$4,770.2

Government Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements	Bonuses	Infrastructure Improvements	Dividends	Total[3]
General Tax Administration	2,410.8	0	0	64.7	0	0	0	2,475.5
Office National des Hydrocarbures et des Mines (ONHYM)	0	0	0	0	0	0	2,294.7	2,294.7

2023 Total	2,410.8	0	0	64.7	0	0	2,294.7	$4,770.2

United Kingdom

Project Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements	Bonuses	Infrastructure Improvements	Dividends	Total[3]
Foss Mine (Barite)	30.4	68.8	3.8	0	0	0	0	103.0
Duntanlich (Barite)	94.1	21.6	16.0	0	0	0	0	131.7

2023 Total	124.5	90.4	19.8	0	0	0	0	$234.7

Government Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements	Bonuses	Infrastructure Improvements	Dividends	Total[3]
Forestry Commission of Scotland	0	90.4	0	0	0	0	0	90.4
Scottish Environment Protection Agency (SEPA)	0	0	18.1	0	0	0	0	18.1
HSE Mines Inspectorate	0	0	1.7	0	0	0	0	1.7
Scottish Police Authority	0	0	0	0	0	0	0	0.0
HM Revenue and Customs	0.4	0	0	0	0	0	0	0.4
Revenue Scotland LBTT Refund Regs of Scotland Fees & Assignations for leases	0	0	0	0	0	0	0	0.0
Perth & Kinross Council	124.1	0	0	0	0	0	0	124.1

2023 Total	124.5	90.4	19.8	0	0	0	0	$234.7

United States

Project Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements[2]	Bonuses	Infrastructure Improvements	Dividends	Total[3]
Big Bird (Barite)	0	0	19.3	0	0	0	0	19.3
Greystone Mine (Barite)	265.7	0	7.9	0	0	0	0	273.6
Mountain Springs (Barite)	348.3	0	10.9	0	0	0	0	359.2

2023 Total	614.0	0	38.1	0	0	0	0	$652.1

Government Report

	Taxes	Royalties[2]	Licenses and Fees	Production Entitlements[2]	Bonuses	Infrastructure Improvements	Dividends	Total
Elko County	0	0	1.3	0	0	0	0	1.3
Lander County	63.2	0	1.3	0	0	0	0	64.5
State of Nevada	550.8	0	0	0	0	0	0	550.8
BLM	0	0	35.5	0	0	0	0	35.5

2023 Total	614.0	0	38.1	0	0	0	0	$652.1

Notes:

1.	Payments made in local currencies are translated at the average exchange rate for the year. Conversion of EUR to USD based on a rate of EUR 1 = $1.0824 and of GBP 1 = $1.2439.
2.

Royalty payments and production entitlements are paid in cash, except where noted. The value of production entitlements made in kind are calculated with reference to market rates at the time of payment.

3.	Totals do not add exactly due to rounding.

About SLB

SLB (NYSE: SLB) is a global technology company that drives energy innovation for a balanced planet. With a global footprint in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

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